UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2013

THE COAST DISTRIBUTION SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9511	94-2490990
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Woodview Avenue, Morgan Hill, California	95037
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 782-6686

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 22, 2013, The Coast Distribution System, Inc. (the “Company”) and James Musbach, its President and Chief Executive Officer, entered into an Employment Agreement. The Employment Agreement continues Mr. Musbach’s employment as the Company’s President and CEO for a term ending on December 31, 2014. It provides for payment to him of a base salary of $250,000 per year, which is unchanged from his base annual salary prior to entry into the Employment Agreement. The Agreement also entitles Mr. Musbach to participate in employee benefit programs that are generally made available to other full time employees of the Company and in cash bonus and stock incentive plans in which other executive officers of the Company are eligible to participate. The Employment Agreement provides that if Mr. Musbach’s employment is terminated by the Company without cause (as defined in the Agreement), or by Mr. Musbach due to the occurrence of certain specified events that adversely affect his position as CEO (“Good Reason Events”), such as a termination or a demotion from his position as the Company’s CEO by the Company without cause or a reduction in his base compensation (in the absence of equivalent salary reductions for the other executive officers of the Company), he will become entitled to receive a lump sum cash payment of the lesser of (a) the salary he would have received had he continued in the Company’s employ until the end of the original term of the Agreement or (b) one year’s salary. The Agreement also provides that if (i) there is a change of control of the Company and, (ii) on consummation of or within 12 months following the change of control, his employment is terminated without cause or he elects to terminate his employment due to the occurrence of any Good Reason Event, he will become entitled to receive severance compensation comprised of (x) an amount equal to one (1) times his annual base salary then in effect, (y) the payment by the Company of Mr. Musbach’s share of the “COBRA” health insurance premiums for a period that is the shorter of 18 months or until he obtains group health insurance coverage from another employer, and (z) the acceleration of the vesting of any unvested stock options or restricted shares then held by him. However, such severance compensation may not, in any event, equal or exceed the amount which would result in the imposition of excise taxes under Section 280g of the Internal Revenue Code.

The Agreement also provides that upon the expiration date of the Employment Agreement, Mr. Musbach will continue as an at-will employee of the Company, at his then base salary, subject to the right of each of the Company and Mr. Musbach to terminate his at-will employment at any time without or without cause and for any reason or no reason whatsoever. Upon any termination of Mr. Musbach’s employment by the Company without cause, by Mr. Musbach without Good Reason, due to his death or disability, or due to a termination of his at-will employment with or without cause on or at any time after the expiration date of the Employment Agreement, then, the Company’s sole obligation to Mr. Musbach will be to pay him his then accrued but unpaid salary and benefits and any incentive compensation that he had earned prior to, but which was unpaid at the effective date of any such termination of employment.

The foregoing description of Mr. Musbach’s Employment Agreement is not intended to be complete and is qualified in its entirety by reference to that Agreement, a copy of which is attached as Exhibit 10.99 to this Form 8-K.

Item 5.02 Compensatory Arrangements of Certain Officers.

As noted in Item 1.01 above, on July 22, 2013, the Company entered into an Employment Agreement with James Musbach, its Chief Executive Officer. A copy of that Agreement is attached hereto as Exhibit 10.99 and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.99	Employment Agreement dated July 22, 2013 between the Company and James Musbach, its Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned, hereunto duly authorized.

THE COAST DISTRIBUTION SYSTEM, INC.

Dated: July 24, 2013	By:	/s/ SANDRA A. KNELL
Sandra A. Knell, Executive Vice President & Chief Financial Officer

S-1

EXHIBIT INDEX

Exhibit No.	Description

10.99	Employment Agreement dated July 22, 2013 between the Company and James Musbach, its Chief Executive Officer.

E-1